CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due November 14, 2019	$950,000,000	$118,275.00

Rule 424(b)(2)

Registration No. 333-222676

Pricing Supplement dated May 10, 2018

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TFC4

Principal Amount (in Specified Currency): $950,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: May 10, 2018

Original Issue Date: May 14, 2018

Stated Maturity Date: November 14, 2019

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on May 10, 2018 plus the Floating Rate Spread.

Interest Payment Dates: Each February 14, May 14, August 14, and November 14, beginning on August 14, 2018 and ending on the Stated Maturity Date

Net Proceeds to Issuer: $949,370,900

Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) Toyota Financial Services Securities USA Corporation (“TFSS USA”)

Co-Manager:	The Williams Capital Group, L.P. (“Williams”)

Merrill Lynch’s Discount or Commission: 0.045%

Merrill Lynch’s Capacity:

☐ Agent

☒ Principal

TFSS USA’s Discount or Commission: 0.225%

TFSS USA’s Capacity:

☒ Agent

☐ Principal

Williams’s Discount or Commission: 0.045%

Williams’s Capacity:

☐ Agent

☒ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

☒ Regular Floating Rate Note

☐ Inverse Floating Rate Note:

Fixed Interest Rate:

☐ Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

☐ Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

☐ CMS Rate

☐ CMT Rate

☐ Commercial Paper Rate

☐ Eleventh District Cost of Funds Rate

☐ Federal Funds Rate

☐ Federal Funds OIS Compound Rate

☒ LIBOR

☐ Prime Rate

☐ Treasury Rate

☐ Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

☐ FRBCMT

☐ FEDCMT

If LIBOR:

Designated LIBOR Page: Reuters

Index Currency: U.S. dollars

If LIBOR or Treasury Rate:

Index Maturity: 3 months

Floating Rate Spread (+/-): +0.140%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: May 14, 2018

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Period: Quarterly

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:

☐ 30/360

☒ Actual/360

☐ Actual/Actual

Business Day Convention

☐ Following

☒ Modified Following, adjusted

Business Days: New York and London

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check ☐, and specify:

Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about May 14, 2018.

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Seventh Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 25, 2018, between TMCC and Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and TFSS USA, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $788,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated May 10, 2018 and the Appointment Agreement Confirmation dated May 10, 2018 (collectively, the “Williams Appointment Agreement”), between TMCC and Williams, Williams, acting as principal, has agreed to purchase and TMCC has agreed to sell to Williams $50,000,000 principal amount of the Notes (the “Williams Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the Williams Appointment Agreement, the obligations of Merrill Lynch and Williams to purchase the Merrill Lynch Notes and the Williams Notes, respectively, are several and not joint. In the event that either Merrill Lynch or Williams fails to purchase such Notes, TMCC will sell Notes to the other dealer only, and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Merrill Lynch and Williams is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $112,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.775% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.225% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated January 24, 2018 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-222676) filed with the Securities and Exchange Commission on January 24, 2018.